EXHIBIT 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), made between Prelude Therapeutics Incorporated, a Delaware corporation (the “Company”), and Krishna Vaddi (“Executive” and, collectively with the Company, the “Parties”), is entered into as of December 30, 2020 (the “Effective Date”).

WHEREAS, the Company desires to continue to employ Executive as the Company’s Chief Executive Officer, and Executive desires to continue to serve in such capacity, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.    Employment by the Company.

1.1    Employment. This Agreement shall govern the terms of Executive’s employment with the Company, effective as of the Effective Date.

1.2    Position. Executive shall continue to serve as the Company’s Chief Executive Officer. During the term of Executive’s employment with the Company hereunder, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except as otherwise set forth in Section 11.1.

1.3    Duties and Location. Executive shall perform such duties as are typically performed by a Chief Executive Officer. Executive will report to the board of directors of the Company (the “Board. Executive’s primary office location shall be the Company’s office located in Wilmington, Delaware.

1.4    Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.    Compensation.

2.1    Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of four hundred ninety-five thousand U.S. Dollars ($495,000) per year (such base salary, as in effect from time to time, the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2    Bonus. Executive will be eligible for an annual discretionary bonus with a target amount equal to 50% of Executive’s Base Salary (the “Annual Bonus”). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board or the compensation committee thereof in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Board or the compensation committee thereof. Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before any Annual Bonus is paid.

3.    Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees.

4.    Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5.    Termination of Employment; Severance.

5.1    At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice. In the event Executive’s employment relationship is terminated for any reason, Executive shall be entitled to receive Executive’s earned but unpaid Base Salary, unreimbursed business expenses properly incurred by Executive pursuant to Section 4 and any other compensation or benefit earned by or owed to (but not yet paid to) Executive through and including the date of termination, payable in a lump sum on the next regularly scheduled payroll date following the date on which Executive’s employment terminated, or at such other date as shall be specified under the terms of the employee benefit plan pursuant to which such compensation or benefit is payable. Executive shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

5.2    Severance Benefits for Termination Without Cause Unrelated to a Change of Control. In the event Executive’s employment with the Company is terminated by the Company without Cause prior to a Change of Control (as defined below) or more than twelve (12) months following a Change of Control, the Company shall provide Executive with the following payments and benefits, provided that Executive remains in compliance with the terms of this Agreement and the Restrictive Covenant Agreement (as defined below) and subject to Section 6 below:

(i)    The Company shall pay Executive, as severance, the equivalent of twelve (12) months of Executive’s Base Salary as in effect as of the date of Executive’s employment termination. This severance will be paid in the form of salary continuation, payable on the Company’s regular payroll dates, subject to standard payroll deductions and withholdings, starting on the 60th day after Executive’s termination date, with the first payment to include those payments that would have occurred earlier but for the 60-day delay.

(ii)    Provided that Executive is then eligible for and timely elects continued coverage under COBRA, the Company shall directly pay, or reimburse Executive for, the monthly COBRA premiums to continue Executive’s coverage

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(including coverage for eligible dependents, if applicable) through the period starting on Executive’s termination date and ending on the earliest to occur of: (a) twelve (12) months following Executive’s termination date; (b) the date Executive becomes eligible for group health insurance coverage through a new employer; or (c) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during this time period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA premium period. Executive may, but is not obligated to, use such payments toward the cost of COBRA premiums.

5.3    Severance Benefits for Termination Without Cause or Resignation with Good Reason Related to a Change of Control. In the event Executive’s employment with the Company is terminated by the Company without Cause or Executive resigns for Good Reason in each case during the twelve (12) month period immediately following a Change of Control, the Company shall provide Executive with the following payments and benefits, provided that Executive remains in compliance with the terms of this Agreement and the Restrictive Covenant Agreement and subject to Section 6 below:

(i)    The Company shall pay Executive, as severance, the equivalent of eighteen (18) months of Executive’s Base Salary as in effect as of the date of Executive’s employment termination (disregarding any change to Executive’s Base Salary giving rise to Good Reason). This severance will be paid in the form of salary continuation, payable on the Company’s regular payroll dates, subject to standard payroll deductions and withholdings, starting on the 60th day after Executive’s termination date, with the first payment to include those payments that would have occurred earlier but for the 60-day delay.

(ii)    In addition, the Company shall pay Executive, as severance, an amount equal to one hundred fifty percent (150%) of Executive’s target annual bonus as in effect as of the date of Executive’s employment termination (disregarding any change to Executive’s Base Salary giving rise to Good Reason), payable in a lump sum, less deductions and withholdings, at the same time as the first severance payment described in Section 5.3(i) above. For the avoidance of doubt, the amount payable pursuant to this Section 5.3(ii) shall not be subject to proration based on the portion of the year elapsed as of the date of termination.

(iii)    Provided that Executive is then eligible for and timely elects continued coverage under COBRA, the Company shall directly pay, or reimburse Executive for, the monthly COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) through the period starting on Executive’s termination date and ending on the earliest to occur of: (a) eighteen (18) months following Executive’s termination date; (b) the date Executive becomes eligible for group health

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insurance coverage through a new employer; or (c) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during this time period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA premium period. Executive may, but is not obligated to, use such payments toward the cost of COBRA premiums.

(iv)    The vesting of all unvested equity-based incentive compensation awards outstanding as of the date of such Change in Control and held by Executive as of the date of such termination shall be accelerated such that 100% of the shares underlying such awards shall be deemed immediately vested and exercisable; provided that, in the case of any unvested equity-based incentive compensation awards that are subject to performance-based vesting terms as of the date of such termination, the treatment of such performance-based vesting conditions shall be governed by the applicable equity plan and award agreement. For the avoidance of doubt, the provisions of this Section 5.3(iv) shall apply to Executive’s Restricted Shares, notwithstanding any lesser acceleration provided pursuant to the terms of the Restricted Stock Award Agreements (in each case as defined below).

5.4    Acceleration of Restricted Shares for Termination Without Cause or Resignation with Good Reason Unrelated to a Change of Control. In the event Executive’s employment with the Company is terminated by the Company without Cause (as defined in the Company’s 2016 Stock Incentive Plan, as amended) or Executive resigns for Good Reason (as defined in the employment letter entered into between Executive and the Company as of October 5, 2017 (the “Employment Letter”)) prior to a Change of Control or more than twelve (12) months following a Change of Control, in the event that the restricted shares held by Executive as of the Effective Date that were issued pursuant to the restricted stock agreements dated October 5, 2017, August 3, 2018, June 17, 2019 and April 16, 2020 (the “Restricted Shares”, and such restricted stock agreements, the “Restricted Stock Award Agreements”) remain outstanding and unvested as of the date of such termination, any such restricted shares that would have vested in the six (6) month period immediately following the date of such termination shall be accelerated as of the date of such termination, in accordance with the terms of the Restricted Stock Award Agreements.

5.5    Termination for Cause; Resignation Without Good Reason; Death or Disability.

(i)    If Executive resigns for any reason prior to or more than twelve (12) months following a Change in Control, resigns without Good Reason within the twelve (12) months following a Change in Control, or the Company terminates Executive’s employment for Cause, Executive shall not be entitled to receive any payments or benefits under this Agreement, other than (1) as set forth in Section 5.1 or (2) to the extent provided in Section 5.4 in connection with such termination, the acceleration benefits provided in Section 5.4.

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(ii)    Executive’s employment shall terminate automatically upon Executive’s death or Total Disability. “Total Disability” shall mean Executive’s inability, with reasonable accommodation, to perform the duties of Executive’s position for a period or periods aggregating ninety (90) calendar days in any period of one hundred eighty days (180) consecutive days as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive’s control. Executive and the Company hereby acknowledge that Executive’s ability to perform the duties specified in Section 1 is the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Executive’s death occurs or (b) immediately upon a determination by the Board or the compensation committee thereof of Executive’s Total Disability. In the case of termination of employment under this Section 5.5(ii), Executive shall not be entitled to receive any payments or benefits under this Agreement, other than as set forth in Section 5.1.

6.    Conditions to Receipt of Severance Benefits. As a condition to receiving the payments and benefits set forth in Section 5.2 and Section 5.3, (i) Executive must execute and deliver to the Company a release of claims in a form reasonably acceptable to the Company and such release must have become effective and the revocation period provided therein must have expired without Executive having revoked such release within the 60-day period following the date of termination, and (ii) Executive must not have revoked or breached the provisions of such release or breached the provisions of the Restrictive Covenant Agreement. In the event that Executive does not execute and deliver such release, such release does not become effective and irrevocable within such period or Executive revokes or breaches the provisions of the release or breaches the provisions of the Restrictive Covenant Agreement, Executive (A) will be deemed to have voluntarily resigned Executive’s employment hereunder without Good Reason, (B) will not be entitled to the payments, benefits or accelerated vesting described in Section 5.2 or Section 5.3 and (C) will be required to reimburse the Company, in cash within five business days after written demand is made by the Company therefore, for an amount equal to the value of any payments or benefits Executive received pursuant to Section 5.2 or Section 5.3.

7.    Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. All payments and benefits that are payable upon a termination of employment hereunder shall be paid or provided only upon Executive’s “separation from service” from the Company (within the meaning of Section 409A). For purposes of Section 409A (including, without limitation, for purposes of Treasury

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Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s termination to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon termination set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s termination with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 7 shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

8.    Section 280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then, Executive’s severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following order: (i) reduction of cash payments, (ii) cancellation of accelerated vesting of equity awards, and (iii) reduction of other benefits payable to Executive. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.

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9.    Definitions.

9.1    Cause. For purposes of this Agreement (other than Section 5.4), “Cause” for termination will mean: (i) a material breach of any of Executive’s obligations or duties pursuant to this Agreement or the Restrictive Covenant Agreement, which remains uncured seven days after Executive becomes aware of the breach by formal written notification by the Company; (ii) gross negligence, willful misconduct or breach of fiduciary duty in the course of employment; (iii) any action or activity that is contrary to applicable insider trading rules or any other applicable securities rules or legislation; (iv) a material act or omission involving substantial dishonesty or fraud that harms or would reasonably be expected to harm the Company; or (v) commission of, conviction or indictment for, or plea of no contest to, any felony (or state law equivalent) or any crime involving moral turpitude.

9.2    Good Reason. For purposes of this Agreement (other than Section 5.4), “Good Reason” will mean any of the following actions taken by the Company without Executive’s prior written consent: (i) a material adverse change in Executive’s position, title, office or duties or assignment of any significant duties to Executive that are materially inconsistent with the position or offices held by Executive; (ii) Executive no longer serving as the Chief Executive Officer of the Company or of the Company’s ultimate parent following a Change in Control; (iii) a decrease in Executive’s base salary by more than 10% (other than in connection with a broad-based reduction in the base salaries of all other officers of the Company); or (iv) a relocation that increases Executive’s one-way commute by more than 25 miles. In order to resign for Good Reason, Executive must provide written notice to the Board within 60 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 90 days after the expiration of such cure period.

9.3    Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of one or more of the following: (a) a merger, a consolidation, a reorganization or an arrangement that results in a transfer of more than fifty percent (50%) of the total voting power of the Company’s outstanding securities to a person or a group of persons different from a person or a group of persons holding those securities immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); (b) a direct or indirect sale or other transfer of beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities to a person or a group of persons different from a person or a group of persons holding those securities immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); (c) a direct or indirect sale or other transfer of the right to appoint more than fifty percent (50%) of the directors of the Board or otherwise directly or indirectly control the management, affairs and business of the Company to a person or a group of persons different from a person or a group of persons holding this right immediately prior to such transaction (other than the Company

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or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); (d) a direct or indirect sale or other transfer of all or substantially all of the assets of the Company to a person or a group of persons different from a person or a group of persons holding those assets immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); or (e) a complete liquidation, dissolution or winding-up of the Company; provided, however, that a Change in Control will not be deemed to have occurred if such Change in Control results solely from the issuance, in connection with a bona fide financing or series of financings by the Company, of voting securities of the Company or any rights to acquire voting securities of the Company which are convertible into voting securities.

10.    Proprietary Information Obligations. As a condition of employment, Executive has previously executed and shall continue to abide by the Employee Proprietary Information, Restrictive Covenant and Invention Assignment Agreement attached here to as Exhibit A (the “Restrictive Covenant Agreement”).

11.    Outside Activities During Employment.

11.1    Non-Company Business. Except with the prior written consent of the Board, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, provided that they do not violate the Restrictive Covenant Agreement. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. In addition, Executive may serve as a member of the board of directors or equivalent governing body of each of MPN Research Foundations, Array Biopharma MPN Research Foundation, Array Biopharma – SAB, Orsenix LLC and Subha Lions Charitable Trust.

11.2    No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

12.    Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Wilmington, Delaware conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules or by another arbitration company if mutually agreed upon by Executive and Board. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to

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award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of Executive if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

13.    General Provisions.

13.1    Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

13.2    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

13.3    Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13.4    Complete Agreement. This Agreement, together with the Restrictive Covenant Agreement and the Restricted Stock Award Agreements, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter, and supersedes all prior or contemporaneous offers, negotiations and agreements, whether written or oral, relating to such subject matter, including the Employment Letter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

13.5    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

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13.6    Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

13.7    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company.

13.8    Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

13.9    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

PRELUDE THERAPEUTICS INCORPORATED

By:	/s/ Paul A. Friedman

Title:	Chairman of the Board of Directors

KRISHNA VADDI

/s/ Krishna Vaddi

[Signature Page to Employment Agreement]

Exhibit A

Employee Proprietary Information, Restrictive Covenant and Invention Assignment Agreement

EMPLOYEE PROPRIETARY INFORMATION, RESTRICTIVE COVENANT

AND INVENTION ASSIGNMENT AGREEMENT

This Proprietary Information, Restrictive Covenant and Invention Assignment Agreement (this “Agreement”) is entered into between Prelude Therapeutics Incorporated (the “Company”), and Krishnan Vaddi (the “Employee”).

The Employee acknowledges that the Company operates in a competitive environment and that it enhances its opportunities to succeed by establishing certain policies, including those included in this Agreement. This Agreement is designed to make clear that (a) the Employee will maintain the confidentiality of the Company’s proprietary information; (b) the Employee will use that proprietary information for the exclusive benefit of the Company; (c) inventions that the Employee creates will be owned by the Company; (d) the Employee’s prior and continuing activities separate from the Company will not conflict with the Company’s development of its proprietary rights; and (e) when and if the Employee’s employment with the Company terminates, he or she will not use his or her prior position with the Company to the detriment of the Company.

In consideration of the commencement or continuation of Employee’s employment with the Company and the compensation paid to Employee, Employee acknowledges and agrees with the Company as follows:

Effectiveness. This Agreement shall become effective on the earlier of (1) commencement of Employee’s employment with the Company, or (2) the date and time at which any Proprietary Information (as defined below) was or is first disclosed to Employee.

Protection of the Company’s Proprietary Information.

Proprietary Information. The Company has and will develop, compile and own certain proprietary and confidential information that has significant value in its business (“Proprietary Information”). Proprietary Information includes all information which is not generally known to the Company’s competitors and the public, and which has or could have commercial value to the Company’s business. It includes not only information disclosed by the Company (or its customers, affiliates or vendors) to Employee during the course of his or her employment with the Company, but also information developed or learned by the Employee himself or herself during the course of his or her employment with the Company, such as Inventions, as defined below. Proprietary Information includes, but is not limited to, the following categories of information: information regarding the Company’s technology, computer programs, products, product specifications, techniques, inventions, discoveries, patents, improvements, research, test results, or know-how; information regarding the Company’s customers’ and vendors’ identities, characteristics, performance and agreements; information regarding the Company’s affiliates’, sub-affiliates’ and employees’ characteristics, performance and agreements; and information regarding the Company’s marketing, sales and business plans, strategies, forecasts, unpublished financial information, budgets, projections, and efforts. Employee acknowledges that such information is secret, valuable and owned by the Company, and that the Company has exercised substantial efforts to preserve the information’s secrecy.

Protection of Proprietary Information. During and after his or her employment, Employee agrees to keep confidential, and not to disclose to any third party or to make any use of Proprietary Information of the Company, except for the benefit of the Company and in the course of his or her employment with the Company. Employee also agrees not to remove or otherwise transmit Proprietary Information or Inventions (as defined below) from the premises or possession of the

Company without the express prior written consent of an authorized representative of the Company. Employee also agrees to not publish or disclose publicly in any manner the results of his or her work through literature, speeches, or any other manner, without submitting such disclosure to the Chief Executive Officer of the Company for review, approval, and release for a determination of whether such disclosure may destroy trade secret status or be prejudicial to the interests of the Company or whether disclosure may constitute an invasion of its privacy. Employee acknowledges that he or she is aware that the unauthorized disclosure of Proprietary Information of the Company may be highly prejudicial to its interests, an invasion of privacy, and an improper disclosure of trade secrets.

Prior Knowledge and Inventions. Except as disclosed on Exhibit A to this Agreement, Employee does not know anything about the Company’s Proprietary Information or inventions, other than that which he or she learned from the Company or that which is generally available to the public. Employee also has disclosed on Exhibit A a complete list of all inventions and information proprietary to Employee and which Employee wants to exclude from the application of this Agreement.

Proprietary Information or Trade Secrets of Others. Employee will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Employee represents and warrants that he or she has complied and will comply with any and all confidentiality obligations to all prior employers. Employee further represents and warrants that he or she has no other agreements, relationships or commitments to any other person or entity that conflict with Employee’s obligations to the Company under this Agreement, except as disclosed on Exhibit A to this Agreement.

Inventions.

Disclosure of Inventions. Employee promptly will disclose in writing to the Company all discoveries, developments, designs, ideas, improvements, inventions, formulas, processes, techniques, know-how, and data (whether or not patentable or registrable under copyright or similar statutes) made, conceived, reduced to practice, or learned by Employee (either alone or jointly with others) during the period of his or her employment, that are related to or useful in the business of the Company, or which result from tasks assigned to Employee by the Company, or from the use of premises owned, leased, or otherwise acquired by the Company. For the purposes of this Agreement, all of the foregoing are referred to as “Inventions.”

Assignment/Ownership of Inventions. Employee acknowledges and agrees that all Inventions other than those listed in Exhibit A belong to and shall be the sole property of the Company and shall be Inventions of the Company subject to the provisions of this Agreement. Employee assigns to the Company all right, title, and interest Employee may have or may acquire in and to all Inventions. Employee agrees to sign and deliver to the Company upon request (either during or subsequent to his or her employment) such other documents as the Company considers desirable to evidence the assignment of all rights of Employee, if any, in any Inventions to the Company and the Company’s ownership of such Inventions.

Power of Attorney. In the event the Company is unable to secure Employee’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right to protection relating to any Invention, whether due to mental or physical incapacity, the Company’s inability to contact Employee, or any other cause, Employee hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as his or her agent and attorney-in-fact, to act for and in his or her behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by the Employee.

Restrictive Covenants.

Non-Solicitation of Customers, Affiliates, Sub-Affiliates or Employees. Employee acknowledges the highly confidential nature of information regarding the Company’s customers, affiliates, sub-affiliates, employees, agents, independent contractors, suppliers, and consultants. The Employee will not during his or her employment or within two years after it ends (the “Restricted Period”), whether voluntarily or otherwise, without the Company’s express written consent, directly or indirectly (i) hire, solicit, recruit, or induce to leave the employ of the Company any employee, agent, independent contractor or consultant of the Company; (ii) use the Company’s Proprietary Information to solicit the business of any clients or customers of the Company (other than on behalf of the Company); or (iii) encourage to terminate or alter any relationship between (a) the Company, and (b) any customer, affiliate, sub-affiliate, employee, agent, independent contractor, supplier, consultant, or any other person or company.

Use of Proprietary Information or Inventions. In the event of termination of Employee’s employment with the Company, whether voluntarily or otherwise, Employee agrees that he or she will protect the value of the Proprietary Information and Inventions of the Company and will prevent their misappropriation or disclosure. Employee will not disclose or use to his or her benefit (or the benefit of any third party) or to the detriment of the Company any Proprietary Information or Invention.

Non-Competition. During the Employee’s employment with the Company, and within the Restricted Period following Employee’s termination from employment, whether voluntarily or otherwise, Employee will not, directly or indirectly, for Employee’s own benefit for the benefit any third party, do anything to compete (as a principal, shareholder, partner, director, officer, agent, executive, consultant, contractor, employee, lender or otherwise) with the Company’s present or contemplated Business (as defined below), nor will he or she plan or organize any competitive business activity, anywhere in the United States or other geographic territories where the Company sells or markets its products or services. The “Business” of the Company includes the development and discovery of new medicines targeting chromatin function to treat cancer and rare diseases. The Employee agrees that such competitive activities would necessarily and inevitably involve disclosure or use of Proprietary Information in violation of this Agreement. Notwithstanding the above, the provisions of this Section 4(c) shall not prevent Employee from holding passive investment of less than two percent (2%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

Delivery of Documents and Data Upon Termination of Employment. In the event of termination (voluntary or otherwise) of Employee’s employment with the Company, Employee agrees, promptly and without request, to deliver to and inform the Company of all documents and data pertaining to his or her employment and the Proprietary Information and Inventions of the Company, whether prepared by Employee or otherwise coming into his or her possession or control, and to sign Exhibit B to this Agreement. Employee will not retain any written or other tangible material containing any information concerning or disclosing any of the Proprietary Information or Inventions of the Company.

Relief. Employee agrees that his or her breach of this Agreement will cause the Company irreparable harm for which money is inadequate compensation. Employee agrees that the Company will be entitled to preliminary and permanent injunctive relief to enforce this Agreement, in addition to damages, costs, other available remedies, reasonable attorneys’ fees incurred by the Company in enforcing its right under this agreement, and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In addition, if Employee violates any of the restrictions or obligation contained in Section 4 of this Agreement, then the Restricted Period shall not run in Employee’s favor from the time of the commencement of any such violation until such time as Employee has cured the violation, and the restrictions contained within Section 4 shall be extended for a period equal to the time Employee was in breach. Employee acknowledges and agrees that (a) any claims that Employee may have against the Company will not be defense to enforcement of the restrictions set forth in Section 4 of this Agreement, and (b) the circumstances of Employee’s termination of employment with the Company will have no impact on Employee’s obligations under Section 4 of this Agreement.

Understanding. Employee acknowledges and agrees that the protections set forth in this Agreement are a material condition to his or her employment with compensation by the Company.

Amendment and Binding Effect. This Agreement may not be amended except by an instrument in writing signed by both parties. Employee acknowledges that any subsequent change in Employee’s terms and conditions of his or her relationship with the Company, including, but not limited to, Employee’s duties or compensation, will not affect the validity or scope of this Agreement. This Agreement shall be binding on the heirs, executors, administrators, and other legal representatives and assigns of Employee, and is for the benefit of the Company and its successors and assigns.

Governing Law and Forum. This Agreement shall be governed by the laws of the State of Delaware, without regard to any conflict of laws provisions. Any court action relating in any way to this Agreement shall be filed exclusively in federal or state courts in the State of Delaware, and Employee consents to the exclusive jurisdiction and venue of these courts.

Entire Understanding. This Agreement expresses the entire understanding of the parties about the described subject matter, superseding all prior agreements and understanding (whether oral or written) between the parties with respect to the subject matter herein, provided, however, that this Agreement does not supersede but should be read in conjunction with any employment agreement or offer letter executed contemporaneously with this Agreement.

Cumulative Remedies. Each and all of the several rights and remedies provided for in this Agreement shall be cumulative. No one right or remedy shall be exclusive of the others or of any right or remedy allowed in law or in equity. No waiver or indulgence by the Company of any failure by Employee to keep or perform any promise or condition of this Agreement shall be a waiver of any preceding or succeeding breach of the same or any other promise or condition. No waiver by the Company of any right shall be construed as a waiver of any other right. Any waiver by the Company or by the Employee must be in writing and signed by either the Employee, if he or she is seeking to waive any of his or her rights under this Agreement, or by an officer of the Company (other than the Employee) or some other person duly authorized by the Company. The Company shall not be required to give notice to enforce strict adherence to the terms of this Agreement.

Severability. If a court finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to effect the intent of the parties hereto. The parties further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of the void or unenforceable provision.

Employment at Will. This Agreement is not an employment agreement. Employee understands that his or her employment and compensation can be terminated, with or without cause, and with or without notice, at any time. Nothing contained in this Agreement shall limit or otherwise alter the foregoing.

Acknowledgement. Employee acknowledges and agrees that (a) Employee has had the opportunity to consults with independent counsel of his or her own choice concerning this Agreement and has been advised to do so by the Company, (b) Employee has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely, (c) the duration and scope of this Agreement are reasonable and necessary to protect the Company’s trade secrets, proprietary information, and other legitimate business interests; (d) the Company would not employ Employee or engage Employee’s services or otherwise compensate Employee unless he or she agreed to be bound by the provisions of this Agreement, and (e) Employee has not relied on any agreements or representations, express or implied, that are not set forth expressly ins Agreement.

Dated: 10/17/16	/s/ Krishnan Vaddi
Krishnan Vaddi

Dated: 10/17/16	/s/ Kris Vaddi
Kris Vaddi
Chief Executive Officer

EXHIBIT A

EMPLOYEE STATEMENT

1.    Proprietary Information. Except as set forth below, I acknowledge at this time that I know nothing about the Proprietary Information or inventions of the Company, except information that has been disclosed to me by the Company or that which is generally available to the public (if none, so state): [specify relevant information].

2.    Prior Inventions. Except as set forth below, I acknowledge at this time that I have not made or reduced to practice (alone or jointly with others) any inventions and information proprietary to me which I want to exclude from the application of my Proprietary Information and Invention Assignment Agreement (if none, so state): [specify inventions].

3.    Conflicting Relationships. Except as set forth below, I acknowledge that I have no other current or prior agreements, relationships, or commitments that conflict with my relationship with the Company under my Proprietary Information, Restrictive Covenant and Invention Assignment Agreement (if none, so state): [specify any conflicts].

Dated: 10-17-16	/s/ Krishnan Vaddi
Krishnan Vaddi

EXHIBIT B

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any Proprietary Information (as defined in my Proprietary Information, Restrictive Covenant and Invention Assignment Agreement with the Company (the “Agreement”)) or copies of such information, or other documents or materials, equipment, or other property belonging to the Company.

I further certify that I have complied with and will continue to comply with all of the terms of the Agreement, including the reporting of any Inventions (as defined in the Agreement) conceived or made by me that are covered by the Agreement, as well as the obligation set forth in Section 4 of the Agreement regarding Proprietary Information, Non-Solicitation and Non-Competition.

I further agree that, in compliance with the Agreement, I will preserve as confidential and not use any Proprietary Information, Inventions, or other information that has or could have commercial value or other utility in the business in which the Company is engaged or in which it contemplates engaging. I will not participate in the unauthorized disclosure or use of information that could be detrimental to the interests of the Company, whether or not such information is identified as Proprietary Information by the Company.

Dated: 10-17-16	/s/ Krishnan Vaddi
Krishnan Vaddi